Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated October 27, 2016, and the related Letter of Transmittal, and any amendments or supplements thereto. The Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot do so, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Trans Energy, Inc.

at

$3.58 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated October 27, 2016

by

WV Merger Sub, Inc.

a wholly owned subsidiary of

EQT Corporation

WV Merger Sub, Inc., a Nevada corporation (the “Purchaser”) and a wholly owned subsidiary of EQT Corporation, a Pennsylvania corporation (“EQT”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), of Trans Energy, Inc., a Nevada corporation (“Trans Energy”), at a price of $3.58 per Share, net to the seller in cash, without interest (the “Offer Price”) and less any required withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 27, 2016 (as it may be amended or supplemented, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who are record owners of their Shares and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, NOVEMBER 28, 2016, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE SO EXTENDED, THE “EXPIRATION DATE”), UNLESS EARLIER TERMINATED.

The Offer is being made for all outstanding Shares and pursuant to an Agreement and Plan of Merger (as it may be amended or supplemented, the “Merger Agreement”), dated as of October 24, 2016, by and among Trans Energy, EQT and the Purchaser (collectively, the “Parties”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Trans Energy, with Trans Energy continuing as the surviving corporation and a wholly owned subsidiary of EQT (the “Merger”).  At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) shares of common stock held by Trans Energy or any of its wholly owned subsidiaries as treasury stock or owned by EQT or any of its subsidiaries, including the Purchaser, all of which will be cancelled and shall cease to exist, and (ii) Dissenting Shares (as defined in the Offer to Purchase), if any) will be converted into the right to receive an amount in cash equal to the Offer Price, less any required withholding tax. The Merger Agreement is more fully described in Section 12—“The Transaction Agreements” of the Offer to Purchase.

The Parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, and, if applicable, the issuance of Top-Up Shares (as defined in the Offer to Purchase) pursuant to the Top-Up Option (as defined in the Offer to Purchase), without a stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Trans Energy, in accordance with Section 92A.180 of the Nevada Revised Statutes. Accordingly, if the Offer is consummated, the Purchaser does not anticipate seeking the approval of Trans Energy’s remaining public stockholders before effecting the Merger. Holders that do not validly tender their Shares in the Offer may be entitled to properly demand and perfect dissenter’s rights in accordance with Nevada law, as described in Section 12—“The Transaction Agreements—The Merger Agreement—Dissenter’s Rights” of the Offer to Purchase.

THE TRANS ENERGY BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT THE STOCKHOLDERS OF TRANS ENERGY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

The board of directors of Trans Energy (the “Trans Energy Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (collectively, the “Transactions”), are advisable, and in the best interests of, Trans Energy and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions and (iii) resolved to recommend that the stockholders of Trans Energy accept the Offer, tender their Shares and, if required by applicable law, approve the Merger Agreement and the Transactions.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) the Merger Agreement not having been terminated in accordance with its terms, (ii) the consummation of the Republic Transaction (as defined in the Offer to Purchase), (iii) the delivery by Trans Energy to EQT of payoff letters from all financial institutions and other persons to which indebtedness under Trans Energy’s credit agreement is owed, and (iv) the satisfaction of the Minimum Tender Condition. The “Minimum Tender Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer on or prior to the Expiration Date, together with the shares of common stock already owned by EQT and the Purchaser or their respective affiliates, would represent at least a majority of the Fully Diluted Shares (as defined in the Offer to Purchase). The Offer is also subject to other conditions as described in the Offer to Purchase. See Section 15—“Conditions of the Offer” of the Offer to Purchase.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of Trans Energy, the Purchaser may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition, (iv) add to the conditions or modify any conditions pursuant to the Merger Agreement in any manner adverse to Trans Energy or its stockholders, (v) except as otherwise provided in the Merger Agreement, extend the Offer or change the form of consideration payable pursuant to the Offer or (vi) otherwise amend the Offer in any manner adverse to Trans Energy or its stockholders.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, and under certain circumstances the Purchaser may be required, to extend the Offer, as described in Section 1—“Terms of the Offer” of the Offer to Purchase. Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the Purchaser’s obligation under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

The Purchaser expressly reserves the right, in its sole discretion, to provide a subsequent offer period of at least three business days, during which time Trans Energy’s stockholders whose Shares have not been tendered prior to the Expiration Date (and whose Shares were tendered and later withdrawn) may tender, but not withdraw, their

Shares and receive the Offer Price. If the Purchaser elects to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered, prior to the Expiration Date if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer and the conditions of the Offer have been satisfied or waived, to the extent permissible under the Merger Agreement. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC” or the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Further, if the Purchaser has not accepted Shares for payment by December 25, 2016, Shares may be withdrawn at any time prior to the Purchaser’s acceptance for payment after that date. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of EQT, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (identified below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered, by following one of the procedures for tendering Shares described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, at any time prior to the Expiration Date.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Trans Energy has provided the Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Trans Energy’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. Stockholders should consult their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, see Section 5—“Material United States Federal Income Tax Consequences” of the Offer to Purchase.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN, AND TRANS ENERGY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH CONTAINS THE RECOMMENDATION OF THE TRANS ENERGY BOARD AND THE REASONS FOR THEIR RECOMMENDATION) WILL CONTAIN, IMPORTANT INFORMATION. STOCKHOLDERS OF TRANS ENERGY SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(866) 203-9401 (Toll Free)

October 27, 2016